Exhibit 99.1

Neuronetics and Jorey Chernett Announce Shared Vision

•	Chernett Affirms Comfort with the Company’s Capital Position and Confidence in Management’s Execution
•	Establishes Path Towards Neuronetics Board Representation

MALVERN, Pa. — Aug. 03, 2026 (GLOBE NEWSWIRE) — Neuronetics, Inc. (NASDAQ: STIM) (“Neuronetics” or the “Company”) and Jorey Chernett, the Company’s second largest shareholder and Managing Member of Pointillist Family Office, today announced that they have created a constructive framework for alignment between the Company’s Board of Directors (the “Board”), management, and Mr. Chernett (the “Understanding”).

The Understanding confirms the Board’s commitment to maximizing shareholder value. The Board will continue to regularly evaluate strategic, operational, and financial opportunities with a view toward maximizing long-term value for all shareholders.

Key Terms of the Understanding

Balance Sheet Comfort and Management Confidence. Following constructive engagement with management regarding the Company’s balance sheet, and capital optimization strategies, Mr. Chernett has come away with comfort in the Company’s financial position and conviction in management’s stewardship of the business.

Board Representation. Mr. Chernett will have an opportunity to recommend a newly appointed member of the Board, subject to customary Board approvals and governance processes. The appointment would be designed to augment direct shareholder participation in the Company’s chosen strategy.

Significant Shareholder Alignment. Madryn Asset Management, LP (“Madryn”), the Company’s largest shareholder, has reaffirmed its conviction in the long-term prospects of the business:

“Neuronetics has a differentiated platform and a management team executing with discipline,” said Avi Amin, M.D., Managing Partner of Madryn and member of the Board. “As the Company’s largest shareholder, we have deep conviction in the long-term value of the business, and we look forward to continued engagement with the Board and management as they pursue all avenues to maximize value for shareholders.”

Statements from the Parties

“We appreciate the constructive engagement we’ve had with Mr. Chernett, and we’re aligned on the importance of delivering long-term shareholder value as a priority,” said Dan Reuvers.

“Management has engaged with us thoughtfully and in good faith, and I’ve come away with real confidence in the path forward,” said Mr. Chernett. “It reflects a Company genuinely committed to meaningful shareholder engagement, and it strengthens our conviction in Neuronetics' future.”

About Neuronetics

Neuronetics, Inc. is a leader in interventional mental health, combining innovative treatment technologies with direct patient care. Through its NeuroStar® Advanced Therapy system, the company is a leading provider of transcranial magnetic stimulation (“TMS”) treatment and, through Greenbrook, operates one of the largest interventional psychiatry clinic networks in the United States, offering both TMS and SPRAVATO® therapies. NeuroStar Advanced Therapy is a non-drug, noninvasive treatment that can improve the quality of life for people suffering from neurohealth conditions when traditional medication has not helped. NeuroStar Advanced Therapy is the leading TMS treatment for major depressive disorder (“MDD”) in adults and is backed by what we believe is the largest clinical data set of any TMS treatment system for depression. Greenbrook treatment centers also offer SPRAVATO® (esketamine) nasal spray, a prescription medicine indicated for the treatment of treatment-resistant depression (“TRD”) in adults as monotherapy or in conjunction with an oral antidepressant. It is also indicated for depressive symptoms in adults with MDD with acute suicidal ideation or behavior in conjunction with an oral antidepressant.1

The NeuroStar Advanced Therapy System is cleared by the U.S. Food and Drug Administration for adults with MDD, as an adjunct for adults with obsessive-compulsive disorder, to decrease anxiety symptoms in adult patients with MDD that may exhibit comorbid anxiety symptoms (anxious depression), and as a first line adjunct for the treatment of MDD in adolescent patients aged 15-21. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Certain statements in this press release, including the documents incorporated by reference herein, include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Statements in this press release that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “may,” “will,” “would,” “should,” “expect,” “plan,” “design,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “outlook” or “continue” as well as the negative of these terms and similar expressions. These statements include those relating to the Company’s business outlook and current expectations for upcoming quarters and fiscal year 2026, including with respect to revenue, expenses, growth, and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the effect of the transaction with Greenbrook on our business relationships; operating results and business generally; our ability to execute our business strategy; our ability to achieve or sustain profitable operations due to our history of losses; our reliance on the sale and usage of our NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of our salesforce; our ability to retain talent; availability of coverage and reimbursement from third-party payors for treatments using our products; physician and patient demand for treatments using our products; developments in respect of competing technologies and therapies for the indications that our products treat; product defects; our ability to obtain and maintain intellectual property protection for our technology; developments in clinical trials or regulatory review of the NeuroStar Advanced Therapy System for additional indications; developments in regulation in the U.S. and other applicable jurisdictions; potential effects of evolving and/or extensive government regulation; the terms of our credit facility; our self-sustainability and existing cash balance; and our ability to achieve positive cash flows. For a discussion of these and other related risks, please refer to the Company’s recent filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov, including, without limitation, the factors described under the heading “Risk Factors” in Neuronetics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and the company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2026, as may be updated or supplemented by subsequent reports that Neuronetics has filed or files with the SEC. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner

ICR Healthcare

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

References

1 The effectiveness of SPRAVATO® in preventing suicide or in reducing suicidal ideation or behavior has not been demonstrated. Use of SPRAVATO® does not preclude the need for hospitalization if clinically warranted, even if patients experience improvement after an initial dose of SPRAVATO®. For more important safety information about SPRAVATO®, please visit spravatohcp.com.